UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2006

NEWGOLD, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20722	16-1400479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Capitol Mall, Suite 900 Sacramento, CA	95814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (916) 449-3913

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Director

Effective as of September 12, 2006, the Board of Directors of Newgold, Inc. expanded the number of board positions from three to four and appointed Stephen C. Akerfeldt to join the Board as a new director. As an “independent” director of the Board and due to his significant accounting background, Mr. Akerfeldt will become the chairman of Newgold’s Audit Committee of the Board of Directors. Mr. Akerfeldt joins A. Scott Dockter, James Kluber and Terrence Lynch as directors of Newgold, Inc.

Mr. Akerfeldt is currently chairman of the board of Jura Energy Corporation which is an oil and gas exploration company based in Calgary, Canada. In 1998 he became part owner and currently serves as president of the Ritz Plastics Inc. which produced an injection molder for precision plastic parts used primarily in the automotive industry. In 1990 and 1991, Mr. Akerfeldt was part owner of the Sketchley Cleaners which consisted of a chain of dry cleaning facilities which he sold in 2003. Mr. Akerfeldt has worked as a business consultant to various companies and entrepreneurs since the mid-1990’s. Mr. Akerfeldt joined the accounting firm of Coopers and Lybrand in 1965 and from 1974 through 1987 he was a partner in the firms Toronto office. His accounting practice included a broad range of clients including investment dealers, public mining companies, insurance companies, public oil and gas producers and manufacturing companies, both public and private. Mr. Akerfeldt holds a Bachelor of Arts degree from the University of Waterloo and became a chartered accountant with the Institute of Chartered Accountants of Ontario in 1970.

Item 8.01 Other Events

See press release attached as Exhibit 99.1 to this Form 8-K regarding the Registrant’s recent submission of its Application for Water Pollution Control Permit relating to its Relief Canyon Mining Project.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated September 13, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2006       NEWGOLD, INC.

By: /s/ A. Scott Dockter
       A. Scott Dockter
       Chief Executive Officer
           (Duly Authorized Officer)